For Immediate Release

Central European Media Enterprises Ltd.

Announces Favorable Interim RULING in UKRAINE LEGAL ACTION

HAMILTON, Bermuda, July 18, 2002 - Central European Media Enterprises Ltd. (CME) (OTCBB:CETVF.OB) today announced that it has received a favorable interim court ruling regarding its Ukraine operations.

Central European Media Enterprises Ltd. announced today that the Court of Cassation in Ukraine ruled to suspend the execution of the judgment of the Kiev (Economic) Court of Appeal, dated July 16, 2002. That Court upheld a lower court decision against Studio 1+1, the Company's television station in Ukraine, in connection with the license granted to Studio 1+1. Today's Court of Cassation ruling accepted Studio 1+1's appeal of the judgment of the Court of Appeal and suspended execution of the judgment (and therefore any obligation for Studio 1+1 to cease broadcasting) until the judgment has been fully and completely examined by the Court of Cassation. The Court of Cassation will begin to consider the appeal on September 4, 2002.

As stated in the company's 8K filed July 16, 2002, the Company believes that the decision of the Kiev Court of Appeal is wrong on both its facts and its determination of law and will pursue the appeal to the Court of Cassation vigorously.

This press release contains forward-looking statements, including statements regarding the timing and progress of the litigation process. For these statements and all other forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, affecting the financial position, results of operations and cash flows of the Company, could differ materially from those described in or contemplated by the forward-looking statements.

Central European Media Enterprises Ltd. (CME) is a TV broadcasting company with leading stations located in Romania, Slovenia, Slovakia and Ukraine. CME is traded on the Over the Counter Bulletin Board under the ticker symbol "CETVF.OB".

For additional information contact:

United States:	Czech Republic:
Glen Dickson	Michal Donath
Brainerd Communicators, Inc.	212-986-6667
011-420-602-222-128

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